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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MAI Systems Corporation

We consent to the incorporation by reference of our report dated March 9, 1995 in the registration statement on Form S-3 of MAI Systems Corporation, relating to the consolidated balance sheets of MAI Systems Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1994 and 1993, the three month period ended December 31, 1992 and the fiscal year ended September 30, 1992, and related schedule, which report appears in the December 31, 1994, annual report on Form 10-K/A of MAI Systems Corporation.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP


Orange County, California
December 6, 1995